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                                                                    EXHIBIT 11.1


                                BAAN COMPANY N.V.

                                 EXHIBIT 11.1 -
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE*
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                          SEPTEMBER 30,         SEPTEMBER 30,
                                      -------------------   -------------------
                                        1997       1996       1997       1996
                                      --------   --------   --------   --------
Primary (i)

     Weighted average common shares
           outstanding ............     95,653     89,432     95,152     88,599
     Common stock equivalents .....      7,518      8,880      7,413      8,956
                                      --------   --------   --------   --------
                                       103,171     98,312    102,565     97,555
                                      ========   ========   ========   ========


     Net income ...................   $ 18,339   $  9,453   $ 48,011   $ 20,040
                                      ========   ========   ========   ========

     Net income per share .........   $   0.18   $   0.10   $   0.47   $   0.21
                                      ========   ========   ========   ========


*Restated to reflect the pooling of interests with Aurum Software, Inc. for all periods presented.

(i) The difference between primary and fully diluted earnings per share is immaterial.


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